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FORM 4                                                      OMB APPROVAL
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[ ] CHECK THIS BOX IF NO                            OMB Number:       3235-0287
    LONGER SUBJECT TO                               Expires: September 20, 1998
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response....  0.5
    MAY CONTINUE. SEE                               ---------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    APARTMENT INVESTMENT AND MANAGEMENT COMPANY    ANGELES PARTNERS XII (NO TRADING SYMBOL)      to Issuer (Check all applicable)
----------------------------------------------- ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)     3. IRS Identification      4. Statement for      ----              ---
                                                   Number of Reporting        Month/Year             Officer (give    Other (Specify
    1873 SOUTH BELLAIRE STREET, 17TH FLOOR         Person, if an entity       10/99              ----        title ---       below)
---------------------------------------------      (voluntary)             -------------------               below)
                 (Street)                                                  5. If Amendment,
    DENVER           CO              80222                                    Date of Original
---------------------------------------------      --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                    7. Individual or Joint/Group Filing
                                                                              -------------      (Check Applicable Line)
                                                                                                     Form filed by One Reporting
                                                                                                  ---   Person
                                                                                                   X Form filed by More than One
                                                                                                  ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship          of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:         direct
                                             (Instr. 8)                                End of Month        Direct        Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or        cial
                                 Day/        ------------------------------------                          Indirect      Owner-
                                 Year)       Code    V     Amount    (A) or   Price                        (I)           ship
                                                                     (D)                                   (Instr. 4)    (Instr. 4)
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    LIMITED PARTNERSHIP UNITS    10/15/99     P            2,076.00  A        $832         5,653.00             I        BY AIMCO
                                                                                                                         PROPERTIES,
                                                                                                                         L.P. (1)
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    LIMITED PARTNERSHIP UNITS                                                              1,824.00             I        BY INSIGNIA
                                                                                                                         PROPERTIES,
                                                                                                                         L.P. (2)
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    LIMITED PARTNERSHIP UNITS                                                              4,607.00             I        BY COOPER
                                                                                                                         RIVER
                                                                                                                         PROPERTIES,
                                                                                                                         L.L.C. (3)
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    LIMITED PARTNERSHIP UNITS                                                              8,002.00             I        BY BROAD
                                                                                                                         RIVER
                                                                                                                         PROPERTIES,
                                                                                                                         L.L.C. (4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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None
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

1) These Units are directly owned by AIMCO Properties, L.P. ("AIMCO OP"), which is a joint filer with AIMCO-GP, Inc. ("AIMCO-GP")
and Apartment Investment and Management Company ("AIMCO") for purposes of Section 13(d) of the Exchange Act. AIMCO-GP is the sole general partner of AIMCO Properties, L.P. and a wholly-owned subsidiary of AIMCO.

2) These Units are directly owned by Insignia Properties, L.P. ("IPLP"), which is a joint filer with AIMCO/IPT, Inc. ("AIMCO/IPT")
and AIMCO for purposes of Section 13(d) of the Exchange Act. AIMCO/IPT is the sole general partner of IPLP and a wholly-owned subsidiary of AIMCO.

3) These Units are directly owned by Cooper River Properties, L.L.C. ("Cooper River"), which is a joint filer with AIMCO, AIMCO/IPT and IPLP for purposes of Section 13(d) of the Exchange Act. Cooper River is a wholly owned subsidiary of IPLP. AIMCO/IPT is the sole general partner of IPLP and a wholly-owned subsidiary of AIMCO.

4) These Units are directly owned by Broad River Properties, L.L.C. ("Broad River"), which is a joint filer with AIMCO, AIMCO-GP and AIMCO OP for purposes of Section 13(d) of the Exchange Act. Broad River is a wholly owned subsidiary of AIMCO OP. AIMCO-GP is the sole general partner of AIMCO Properties, L.P. and a wholly-owned subsidiary of AIMCO.

                                                                                             /s/ PATRICK J. FOYE             8-10-99
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- -------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  **Signature of Reporting Person   Date
                                                                                             Apartment Investment and Management
                                                                                               Company

                                                                                             By: Patrick J. Foye
                                                                                                 Executive Vice President

Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                             Joint Filer Information


Name:                               Insignia Properties, L.P.

Address:                            1873 South Bellaire Street, 17th Floor
                                    Denver, CO 80222

Designated Filer:                   Apartment Investment and Management Company

Issuer & Ticker Symbol:             Angeles Partners XII (No trading symbol)

Date of Event
  Requiring Statement:              10/15/99



Signature:                          /s/ Patrick J. Foye
                                    -------------------------------
                                    Patrick J. Foye
                                    Executive Vice President
                                    Insignia Properties, L.P.



                                Page 3 of 8 Pages

                             Joint Filer Information


Name:                               AIMCO/IPT, Inc.

Address:                            1873 South Bellaire Street, 17th Floor
                                    Denver, CO 80222

Designated Filer:                   Apartment Investment and Management Company

Issuer & Ticker Symbol:             Angeles Partners XII (No trading symbol)

Date of Event
  Requiring Statement:              10/15/99



Signature:                          /s/ Patrick J. Foye
                                    -------------------------------
                                    Patrick J. Foye
                                    Executive Vice President
                                    AIMCO/IPT, Inc.



                                Page 4 of 8 Pages

                             Joint Filer Information


Name:                               Cooper River Properties, L.L.C.

Address:                            1873 South Bellaire Street, 17th Floor
                                    Denver, CO 80222

Designated Filer:                   Apartment Investment and Management Company

Issuer & Ticker Symbol:             Angeles Partners XII (No trading symbol)

Date of Event
  Requiring Statement:              10/15/99



Signature:                          /s/ Patrick J. Foye
                                    -------------------------------
                                    Patrick J. Foye
                                    Executive Vice President
                                    Cooper River Properties, L.L.C.



                                Page 5 of 8 Pages

                             Joint Filer Information


Name:                               AIMCO-GP, Inc.

Address:                            1873 South Bellaire Street, 17th Floor
                                    Denver, CO 80222

Designated Filer:                   Apartment Investment and Management Company

Issuer & Ticker Symbol:             Angeles Partners XII (No trading symbol)

Date of Event
  Requiring Statement:              10/15/99



Signature:                          /s/ Patrick J. Foye
                                    -------------------------------
                                    Patrick J. Foye
                                    Executive Vice President
                                    AIMCO-GP, Inc.



                               Page 6 of 8 Pages

                             Joint Filer Information


Name:                               AIMCO Properties, L.P.

Address:                            1873 South Bellaire Street, 17th Floor
                                    Denver, CO 80222

Designated Filer:                   Apartment Investment and Management Company

Issuer & Ticker Symbol:             Angeles Partners XII (No trading symbol)

Date of Event
  Requiring Statement:              10/15/99



Signature:                          /s/ Patrick J. Foye
                                    -------------------------------
                                    Patrick J. Foye
                                    Executive Vice President
                                    AIMCO Properties, L.P.



                                Page 7 of 8 Pages

                                              Joint Filer Information


Name:                               Broad River Properties, L.L.C.

Address:                            1873 South Bellaire Street, 17th Floor
                                    Denver, CO 80222

Designated Filer:                   Apartment Investment and Management Company

Issuer & Ticker Symbol:             Angeles Partners XII (No trading symbol)

Date of Event
  Requiring Statement:              10/15/99



Signature:                          /s/ Patrick J. Foye
                                    -------------------------------
                                    Patrick J. Foye
                                    Executive Vice President
                                    Broad River Properties, L.L.C.



                                Page 8 of 8 Pages